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                                                                   EXHIBIT 10.34


                  SHARE (SYUSSHI-MOCHIBUN) ASSIGNMENT AGREEMENT


GungHo Online Entertainment, Inc. (hereinafter called the "the Assignor") and Gravity Corporation (hereinafter called the "Assignee") made and entered into this Agreement as follows:

     The Assignor has agreed to transfer thirty (30) shares (syusshi-mochibun) of RO Production Co., Ltd (hereinafter called the "RO") without compensation, and the Assignee has agreed to receive the shares in accordance with the terms and conditions defined as follows:

     1.   Shares Price: Yen 0 (One(1) share: Yen 0)

     2. No later than Oct 31, 2004 the Assignor shall transfer the thirty (30) shares (syusshi-mochibun) of RO Production Co., Ltd. to the Assignee.

     3. In case that the share transferring successes between the parties, the Assignor shall report in an official form within 24 hours to ROP with the fixed date for share transferring to the Assignee, and also shall submit the copied document(s) to the Assignee.

     4. In case that the Assignor fails executing the above mandatory report within the designated period of times, subrogating the Assignor, the Assignee may make such report(s) with the Assignor's name on, and may report to ROP. The Assignor shall not claim for such activities to be done by the Assignee.

In witness whereof, the parties hereto have caused this Agreement to be executed in duplicate.



Date: October 25, 2004
Assignor: GungHo Online Entertainment, Inc.
Principal Office: 16, Kanda-Nishikicho 1-Chome, Chiyoda-ku, Tokyo, Japan
By: /s/ Kazuki Morishita
Name: Kazuki Morishita
Title: Representative Director


Assignee: Gravity Corporation
Principal Office: 6F, Shingu Bldg., 620-2, Shinsa-Dong, Kangnam-Ku, Seoul, 135-894, Korea
By: /s/ Richard Hyonkook Kim
Name: Richard Kim
Title: Representative Director